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                       [LETTERHEAD OF HUNTON & WILLIAMS]

                                          November 16, 1999

Triarc Consumer Products Group, LLC
Triarc Beverage Holdings Corp.
Retailer Concentrate Products, Inc.
c/o Triarc Companies, Inc.
280 Park Avenue
New York, New York 10017

      Re: Registration Statement on Form S-4

Ladies and Gentlemen:

      We are special Florida counsel for Retailer Concentrate Products, Inc., a Florida corporation (the "Guarantor") and this opinion is being delivered to you in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Triarc Consumer Products Group, LLC, a Delaware limited liability company ("TCPG"), Triarc Beverage Holdings Corp., a Delaware corporation (the "Co-Issuer" and, together with TCPG, the "Issuers"), and certain other subsidiaries of the Issuers (the "Guarantor Subsidiaries" and, together with the Issuers, the "Co-Registrants") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act. The Registration Statement relates to the registration under the Act of the Issuers' $300,000,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2009 (the "Exchange Notes") and the guaranties of the Exchange Notes by the Guarantor Subsidiaries set forth in Article 13 of the Indenture (the "Subsidiary Guaranties"), including the guaranty by the Guarantor set forth in Article 13 of the Indenture (the "Guarantee"). The Exchange Notes are to be offered in exchange for the Issuers' outstanding 10 1/4% Senior Subordinated Notes due 2009 (the "Existing Notes") issued and sold by the Issuers on February 25, 1999 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Issuers in accordance with the terms of the Indenture, dated as of February 25, 1999 (as amended, the "Indenture"), among the Issuers, the Guarantor Subsidiaries party to it (including the Guarantor) and The Bank of New York, as trustee (the "Trustee"). In connection with the foregoing, we have been





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                                HUNTON & WILLIAMS

Addressees
November 16, 1999
Page 2


requested by you to render our opinion as to certain legal matters relating to the Guarantor.

      Capitalized terms which are used herein and not defined herein shall have the meanings given such terms in the Indenture.

      We have made such examinations of the law of the State of Florida as we have deemed relevant for purposes of this opinion, and have not made any independent review of the law of any other state or other jurisdiction. The opinions expressed herein are limited solely to the laws of the State of Florida.

      In connection with this opinion, we have examined conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

      (i) the Indenture as delivered to us on November 12, 1999, by Paul, Weiss, Rifkind, Wharton & Garrison; and

      (ii) corporate minutes of the Guarantor attached to the officer's certificate attached hereto as Exhibit A (the "Officer's Certificate"), which, among other things, pertain to the authorization and execution of the Indenture by the Guarantor, including the Guarantee; and

      (iii) the articles of incorporation, as amended, and by-laws, as amended, of the Guarantor as certified to us pursuant to the Officer's Certificate (collectively, the "Organizational Documents").

      We have reviewed only the Documents and have made no other investigation or inquiry. We have relied, without additional investigation, upon the facts set forth in the respective representations made by the parties in the Indenture and in the Officer's Certificate.

      We have acted as special Florida counsel to the Guarantor and our engagement has been limited to such matters as to which we have been consulted. Consequently, there may exist matters of a legal nature involving the Guarantor in connection with which we have not been consulted and have not represented the Guarantor. Consequently there may exist matters of a legal nature involving these entities which would affect the opinions rendered herein.

      In our examination of the foregoing, we have assumed without investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as





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                                HUNTON & WILLIAMS

Addressees
November 16,1999
Page 3


certified or photostatic copies and the authenticity of the originals of such copies; (b) the legal capacity of all natural persons; (c) that each of the Indenture and the other documents executed in connection with the Indenture (collectively with the Indenture, the "Indenture Documents") constitutes the legal, valid and binding obligation of each of the respective parties thereto (other than the Guarantor) enforceable against each such party and the Guarantor in accordance with its respective terms; (d) that sufficient consideration has been received by the Guarantor and each of the other parties to the Indenture Documents in respect of their respective obligations thereunder; and (e) the constitutionality and validity of all relevant laws, regulations and agency actions unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult.

      Based solely upon our examination and consideration of the Documents as described above, and in reliance thereon, and in reliance upon the factual representations contained in the Officer's Certificate, and our consideration of such matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein, and subject to the limitations, qualifications and assumptions expressed herein, we are of the opinion that:

      1. The Indenture and the Guarantee have been duly authorized, executed and delivered by the Guarantor.

      2. The authorization, execution and delivery by the Guarantor of each of the Indenture and Guarantee and the consummation by the Guarantor of the transactions contemplated by such documents do not violate or result in a breach of or default under the Organizational Documents or any applicable laws of the State of Florida.

      The foregoing opinions are subject to the following qualifications:

      (A) We express no opinion as to whether any of the following would be a violation of any laws of the State of Florida:

            (i) any provisions (a) purporting to waive or affect any rights to notice or the obligations of good faith, fair dealing, diligence and reasonableness, (b) providing for specific performance or the appointment of a receiver, (c) purporting to establish evidentiary standards for suits or proceedings to enforce the Indenture Documents, (d) which, under Florida law, could be deemed to be unconscionable, to be evidence of bad faith or to be violative of public policy, or (e) releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own actions or inactions, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct; or





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                                HUNTON & WILLIAMS

Addressees
November 16, 1999
Page 4


            (ii) the extent to which any party may charge or collect interest, fees and other amounts payable pursuant to the Documents which are or would be deemed to be interest or charges in the nature of interest which in the aggregate exceed twenty-five percent (25%) per annum simple interest.

      We have not reviewed and express no opinion with respect to any document or instrument (other than the Indenture) referred to in any of the Indenture Documents with respect to which we opine.

      We express no opinion as to matters which may be governed by any laws other than the laws of the State of Florida and the opinions given herein are only expressed as to those matters governed by Florida law.

      This opinion is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. We have assumed no obligation to advise you beyond the opinions specifically expressed herein.

      The opinions expressed herein are as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances which may come to our attention or any changes in law which may occur.

      This opinion is provided to you for your benefit and is provided only in connection with this transaction and may not be relied upon in any respect by any other person or for any other purpose, provided that, this opinion may be relied upon by Paul, Weiss, Rifkind, Wharton & Garrison in connection with the Registration Statement. Without our prior written consent, this opinion letter may not be quoted in whole or in part or otherwise referred to in any document or report and may not be furnished to any person or entity.

                                        Very truly yours,

                                        /s/ HUNTON & WILLIAMS

                                        HUNTON & WILLIAMS